Exhibit 99.1

Viggle Announces Pricing of Public Offering of Common Stock and Uplisting to NASDAQ

NEW YORK--(BUSINESS WIRE)--Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform today announced the pricing of an underwritten public offering of 4,375,000 shares of its common stock at a price to the public of $8.00 per share raising a gross proceeds of $35 million.  The shares are expected to begin trading on the NASDAQ Capital Market under the ticker   symbol "VGGL" on April 25, 2014. Viggle has granted the underwriters a 45-day option to purchase up to 656,250 additional shares at the public offering price less the underwriting discount to cover over-allotments, if any.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) is acting as sole book-running manager and Roth Capital Partners is acting as joint book-runner in connection with the offering.

The net proceeds of the offering are estimated to be approximately $32.1 million after deducting underwriting discounts and commissions and estimated offering expenses, prior to any exercise of the underwriters’ overallotment option. Viggle intends to use the net proceeds from the offering to repay existing debt and for marketing and sales, working capital and general corporate purposes.

A registration statement relating to the offering of common stock was declared effective by the Securities and Exchange Commission on April 24, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will be made solely by means of the prospectus included in the registration statement, copies of which may be obtained at the SEC's website at www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Ave, 11th Floor, New York, NY 10022 or by email at prospectus@ladenburg.com.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of April 25, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts

Viggle:
DKC Public Relations
Ed Tagliaferri, 212-981-5182
edmund_tagliaferri@dkcnews.com

John Small, Chief Financial Officer
212-231-0092
john@viggle.com